Exhibit 99.1

Agenus Appoints C. Evan Ballantyne as Chief Financial Officer

LEXINGTON, Mass.--(BUSINESS WIRE)--June 17, 2015--Agenus Inc. (NASDAQ: AGEN), an immunology company developing innovative treatments for cancers and other diseases, today announced the appointment of C. Evan Ballantyne as the Company’s Chief Financial Officer, effective immediately. Mr. Ballantyne will be responsible for all aspects of the Company’s financial, accounting, investor relations and corporate communication functions.

“We are pleased to welcome Evan as our Chief Financial Officer,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “Evan has had a distinguished career, and we look forward to his contributions to the continued growth of our company.”

“This is a very exciting time for Agenus, and I look forward to working with the management team as the company continues to advance its immuno-oncology platform technologies and product candidate pipeline and further develop its partnership opportunities,” stated Mr. Ballantyne.

Mr. Ballantyne brings more than 30 years of financial and operations experience to Agenus. Most recently, Mr. Ballantyne served as the Chief Financial Officer at Synthetic Biologics, Inc., a publicly-traded biotechnology company, from February 2012 to May 2015. From August 2006 to April 2011, Mr. Ballantyne served as the Executive Vice President and Chief Financial Officer at Clinical Data, Inc., a publicly-traded biopharmaceutical company that was acquired by Forest Laboratories, Inc. for $1.3 billion. Mr. Ballantyne has also served as the Chief Financial Officer at a number of private medical technology companies, including Avedro, Inc. and ZymeQuest, Inc. Earlier in his career, he served as Vice President and Chief Operating Officer for ACNielsen Corporation - Europe Middle East & Africa, and he held the Chief Financial Officer position there as well for two years. He began his career at The Dun & Bradstreet Corporation where he held several senior financial positions. Mr. Ballantyne earned a B.A. from the University of Western Ontario, and took a post-graduate degree in Business Administration with Honors from the University of Windsor.

In connection with Mr. Ballantyne’s appointment, Agenus granted Mr. Ballantyne an inducement equity award in accordance with NASDAQ Listing Rule 5635(c)(4). This award, which is outside of Agenus’ 2009 Equity Incentive Plan, was approved by Agenus’ board of directors, including all of its independent directors, as an inducement material to Mr. Ballantyne entering into employment with the Company. The award to Mr. Ballantyne consists of nonqualified options to purchase 150,000 shares of Agenus common stock with a 10-year term and an exercise price equal to the closing price of Agenus’ common stock on the first day of Mr. Ballantyne’s employment with Agenus. Twenty-five percent of the options vest on each of the one-year, two-year, three-year and four-year anniversaries of Mr. Ballantyne’s start date, subject to Mr. Ballantyne’s continued employment with Agenus through each such vesting date.

About Agenus

Agenus is an immunology company developing a series of Checkpoint Modulators for the treatment of patients with cancer, infectious diseases, and other immune disorders, heat shock protein (HSP)-based vaccines, and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ internal and partnered checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed programs. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus recently acquired a powerful yeast antibody display platform termed SECANT®, developed by Celexion, LLC. SECANT allows rapid generation of soluble, full-length human antibodies. SECANT and Agenus’ mammalian antibody display platform have complementary strengths and further bolster Agenus’ abilities to generate and optimize fully human monoclonal antibodies. Agenus’ heat shock protein-based vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein-based vaccine platform can generate personalized as well as off the shelf products. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and with Janssen Sciences Ireland UC and includes several candidates in Phase 2 trials, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+; information that may be important to investors will be routinely posted in these locations.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the research and development efforts of Agenus and its collaboration partners. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2015. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
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